SUBJECT COMPANY:

	COMPANY DATA:
		COMPANY CONFORMED NAME:			MAS ACQUISITION III CORP. /DE/
		CENTRAL INDEX KEY:			0001070289
		STANDARD INDUSTRIAL CLASSIFICATION:	[]
		IRS NUMBER:				35-1990562
		STATE OF INCORPORATION:			DE
		FISCAL YEAR END:			1231

	FILING VALUES:
		FORM TYPE:		3
		SEC ACT:		1934 Act
		SEC FILE NUMBER:
		FILM NUMBER:

	BUSINESS ADDRESS:
		STREET 1:		1710 E. Division St.
		CITY:			Evansville
		STATE:			IN
		ZIP:			47711
		BUSINESS PHONE:		812-479-7266

	MAIL ADDRESS:
		STREET 1:		1710 E. Division St.
		CITY:			Evansville
		STATE:			IN
		ZIP:			47711

REPORTING-OWNER:
COMPANY DATA:
	COMPANY CONFORMED NAME:			Aaron Tsai
	CENTRAL INDEX KEY:
	STANDARD INDUSTRIAL CLASSIFICATION:	 []
 RELATIONSHIP: Director, Officer and 10% Owner

FILING VALUES:
	FORM TYPE:		3

BUSINESS ADDRESS:
	STREET:                 1710 E. Division St.
	CITY:			Evansville
	STATE:			IN
	ZIP:			47711
	BUSINESS PHONE:		812-479-7266

[DESCRIPTION]INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

FORM 3
                                                            OMB APPROVAL
                                                        OMB NUMBER: 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                      ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE 0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.        Name and Address of Reporting Person

Tsai                             Aaron
(Last)                          (First)                            (Middle)

1103 Landing Meadows Dr.
                                 (Street)

Henderson                          KY                               42420
(City)                           (State)                            (Zip)


2.        Date of Event Requiring Statement (Month/Day/Year)

          09/15/98

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

          MAS Acquisition III Corp.
          (Common Stock:  Not Traded)

5.        Relationship of Reporting Person(s) to Issuer (Check all applicable)

( V )     Director                             ( V )     10% Owner
( V )     Officer (give title below)           (   )     Other (specify below)

President, Chief Executive Officer and Treasurer

6.        If Amendment, Date of Original (Month/Day/Year)



7.        Individual or Joint/Group Filing (Check applicable line)

( V )     Form filed by One Reporting Person
(   )     Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.  Title of Security                      2.  Amount of Securities
    (Instr. 4)                                 Beneficially Owned
                                               (Instr. 4)

a.  Common Stock, par value $.001              8,500,000

b.

c.

d.

e.

f.

3.  Ownership Form:  Direct        4.  Nature of Indirect
    (D) or Indirect (I)                Beneficial Ownership
    (Instr. 5)                         (Instr. 4)
a.  D

b.

c.

d.

e.

f.



               Table II - Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)


1. Title of Derivative  2. Date Exercisable and      3. Title and Amount
   Securities              Expiration Date              of Securities
   (Instr. 4)              (Month/Day/Year)             Underlying
                                                        Derivative
                                                        Security
                                                        (Instr. 4)
                           Date          Expiration               Amount or
                           Exercisable   Date           Title     Number of
                                                                  Shares

a.

b.

c.

d.

e.

f.


4. Conversion or       5. Ownership Form of            6. Nature of Indirect
   Exercise Price         Direct (D) or Indirect (I)      Beneficial
   of Derivative          (Instr. 5)                      Ownership
   Security                                               (Instr. 5)


a.

b.

c.

d.

e.

f.


Explanation of Responses:


/s/ Aaron Tsai                                      September 16, 1998
-------------------------------------------      ---------------------------
**Signature of Reporting Person                         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2